As Filed With the Securities and Exchange Commission on March 26, 2003

     Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FIDELITY NATIONAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-0498599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17911 Von Karman Avenue, Suite 300, Irvine, CA 92614
(Address of Principal Executive Offices)      (Zip Code)

American National Financial, Inc. 1999 Stock Option Plan
American National Financial, Inc. 1998 Stock Incentive Plan
(Full titles of the plans)

Peter T. Sadowski, Esq.
Executive Vice President and General Counsel

Fidelity National Financial, Inc.
17911 Von Karman Avenue, Suite 300
Irvine, CA 92614
(949) 622-4333
(Telephone number, including area code, of agent for service)

Copies to:
C. Craig Carlson, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered(1)	per share(2)	offering price	registration fee

Common Stock, $0.0001 par value (3)	290,949	$1.35	$392,781.15	$31.78
Common Stock, $0.0001 par value (4)	431,755	$1.71	$738,301.05	$59.73

Total				$91.51

(1)	Represents shares issuable upon the exercise of options previously granted by ANFI, Inc. and assumed by the Registrant in connection with the merger of ANFI, Inc. with the Registrant on March 26, 2003.

(2)	In accordance with Rule 457(h), the aggregate offering price of shares of Common Stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of (a) a weighted per share exercise price of $1.35 for options under the 1999 Plan and (b) a weighted per share exercise price of $1.71 for options under the 1998 Plan.

(3)	Outstanding under the American National Financial, Inc. 1999 Stock Option Plan (the “1999 Plan”).

(4)	Outstanding under the American National Financial, Inc. 1998 Stock Incentive Plan (the “1998 Plan”).

EXPLANATORY NOTE

     This Registration Statement on Form S-8 registers shares of common stock, par value $0.0001 per share (the “Common Stock”), of Fidelity National Financial, Inc., a Delaware corporation (“FNF” or the “Company”), which may be issued in connection with, or in respect of, options (“ANFI Options”) to purchase shares of common stock, no par value per share (the “ANFI Shares”), of ANFI, Inc., a California corporation (“ANFI”), outstanding pursuant to the American National Financial, Inc. 1999 Stock Option Plan (the “1999 Plan”) and the American National Financial, Inc. 1998 Stock Incentive Plan (the “1998 Plan” and, together with the 1999 Plan, the “ANFI Plans”). The shares of Common Stock registered in respect of ANFI Options under each ANFI Plan are as follows: the 1999 Plan — 290,949 and the 1998 Plan — 431,755 shares.

     The Agreement and Plan of Merger, dated as of January 9, 2003 and amended as of February 21, 2003, between the Company, ANFI and a wholly-owned merger subsidiary of the Company (the “Merger Agreement”) provides that each ANFI Option shall be converted at the effective time of the merger of ANFI with the Company into an option or right to acquire, on the same terms and conditions as were applicable under such ANFI Option that number of shares of Common Stock determined by multiplying the number of ANFI Shares subject to such ANFI Option by the exchange ratio of 0.454, with any fractional shares of Common Stock resulting from such calculation being rounded down to the nearest whole share, at a price per share (rounded up to the nearest whole cent) equal to (x) the aggregate exercise price for ANFI Shares covered by such ANFI Option divided by (y) the number of full shares of Common Stock covered by such ANFI Option in accordance with the foregoing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents have been filed by FNF with the Commission (File No. 001-9396) and are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the year ended December 31, 2002;

(b)	Registration Statement on Form S-4 filed on February 10, 2003, amended on February 24, 2003 and declared effective on February 25, 2003;

(c)	Current Reports on Form 8-K filed on January 29, 2003, March 6, 2003 and March 17, 2003; and

(d)	The description of Common Stock contained in FNF’s Registration Statement on Form 8-A filed on February 4, 1992, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by FNF pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

The contents of FNF’s Registration Statements on Form S-8 (Registration Nos. 333-83054, 333-68690, 333-52744, 333-32806, 333-64229, 333-61111, 333-48411, 33-61983, 33-83026, 33-64836, 33-64834, 33-56514, 33-45709, 33-45272, 33-34300, 33-32853, 33-15008, and 33-15027) are incorporated herein by reference.

     Any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company’s Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company’s Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware Law.

     Section 145 of the DGCL provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

Number	Description

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of KPMG LLP.

23.2	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 26th day of March, 2003.

FIDELITY NATIONAL FINANCIAL, INC

By:	/s/ William P. Foley, II William P. Foley, II Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned directors and officers of Fidelity National Financial, Inc., do hereby make, constitute and appoint William P. Foley, II and Alan L. Stinson, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William P. Foley, II William P. Foley, II	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 26, 2003

/s/ Alan L. Stinson Alan L. Stinson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2003

/s/ Frank P. Willey Frank P. Willey	Director	March 26, 2003

Signature	Title	Date

/s/ William A. Imparato William A. Imparato	Director	March 26, 2003

/s/ Donald M. Koll Donald M. Koll	Director	March 25, 2003

/s/ Daniel D. (Ron) Lane Daniel D. (Ron) Lane	Director	March 26, 2003

General William Lyon	Director

Philip G. Heasley	Director

J. Thomas Talbot	Director

/s/ Cary H. Thompson Cary H. Thompson	Director	March 26, 2003

John F. Farrell, Jr.	Director

/s/ John J. Burns, Jr. John J. Burns, Jr.	Director	March 25, 2003

/s/ Patrick F. Stone Patrick F. Stone	Director	March 26, 2003

Terry Christensen	Director

EXHIBIT INDEX

Exhibit		Sequential
Number	Description	Page Number

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of KPMG LLP.

23.2	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).